                                                                  Exhibit 3.(i)2


                          CERTIFICATE OF DESIGNATION

                                      of

                   SERIES F 12% CONVERTIBLE PREFERRED STOCK

                                      of

                                IMAGINON, INC.

      (Pursuant to Section 151 of the Delaware Business Corporation Act)


          The undersigned hereby certifies that the Board of Directors of ImaginOn, Inc., a Delaware corporation (the "Company"), duly adopted the following resolutions effective as of May 1, 1999:

          RESOLVED, a series of preferred stock of the Company is created and the relative rights, preferences, and limitations of the shares of such series are as follows:

I.   Designation and Amount. The shares of such series of Preferred Stock shall
     ----------------------
be designated as "Series F 12% Convertible Preferred Stock" (the "Series F Preferred Stock") and the number of shares constituting the Series F Preferred Stock shall be 4,000. The Series F Preferred Stock shall have a stated value (the "Stated Value") of $1,000 per share.

II.  Dividends.
     ---------

     A. The holders of shares of Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, subject to the prior declaration or payment of any dividend and prior to, and in preference to, any declaration or payment of any dividend on the Common Stock of this Company, at a per share rate equal to twelve percent (12%) per annum of the amount of the Stated Value of each share of Series F Preferred Stock, which is payable upon conversion, or redemption (based upon a 360 calendar day year) as set forth below. Dividends shall begin to accrue as of the Issuance Date (as defined below). Any dividends payable pursuant to the provisions of this paragraph shall, at the holder's option, be payable in cash, or, if available, unrestricted shares of Common Stock of the Company within two Business Days (as defined below) of when due, provided, that (i) the Common Stock is listed on the
                            --------
NASDAQ Small Cap Market, (ii) there has not been any suspension in the trading of the Common Stock on the NASDAQ Small Cap Market during the thirty (30) Trading Days immediately preceding such date, and the (iii) the Company has been in compliance in all material respects with the terms and conditions contained herein and any agreement entered into between the holder and the Company. The number of shares of Common Stock to be issued by the Company in lieu of a cash payment for dividends due as set forth herein shall be equal to the number of shares of Common Stock resulting from dividing the dollar amount of dividends owed by the Conversion Price (as defined below) on such date as the dividends are payable (if such date is not a Trading Day, then the next Trading Day (as defined below) immediately thereafter).

     B. Such dividends shall accrue on each share of Series F Preferred Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series F Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Series F Preferred Stock, Common Stock or other security of the Company subordinate in liquidation to the Series F Preferred Stock. Dividends on the Series F Preferred Stock shall be non-participating and the holders of the Series F Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

     C. Dividends shall be reduced as follows: (a) by 1% if the Debtor files a registration statement (the "Registration Statement") that includes shares of common stock of the Company (the "Common Stock") in an equity financing of up to $90,000,000 or such other equity financing if approved by the holders in writing, within 30 calendar days after the Issuance Date; (b) by 1% if the Registration Statement is declared effective on or prior to the sixtieth calendar day after the Issuance Date; and (c) by 1% if the Company redeems all of the outstanding shares of Series F Preferred Stock on or before the ninetieth calendar after the Issuance Date.

III. Liquidation, Dissolution or Winding Up.
     --------------------------------------

     A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and prior and in preference to any distribution of any assets of the Company to the holders of any other security of the Company, holders of each share of Series F Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders the Stated Value per share of Series F Preferred Stock plus twelve percent (12%) per annum thereon from the Issuance Date (as defined below) to the day of such liquidation, dissolution or winding up of the Company (the "Liquidation Amount").

     B. If the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series F Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall be distributed ratably to the holders of shares of Series F Preferred Stock.

     C. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series F Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series F Preferred Stock so as to be available for such payments, the holders of the Series F Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Common Stock and any other classes or series of Preferred Stock of the Company in accordance with their respective terms.

IV.  Voting. Holders of Series F Preferred Stock shall have no voting rights
     ------
except as expressly required by law or as expressly provided herein.

V.   Conversion of Series F Preferred Stock. The holders of Series F Preferred
     --------------------------------------
Stock shall have the right, at such holder's option, to convert the Series F Preferred Stock into shares of Common Stock, on the following terms and conditions:

     A. Subject to the provisions of Sections XI and XII hereof, at any time or times, after the 181/st/ calendar day after the Issuance Date, any holder of the Series F Preferred Stock shall be entitled to convert any whole number of such holder's shares of Series F Preferred Stock into that number of fully paid and nonassessable shares of Common Stock, which is determined (per share of Series F Preferred Stock) by dividing (x) $1,000, by (y) the Conversion Price (as defined below) (the "Conversion Rate").

     B. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

          A "Business Day" shall be any day other than a Saturday, Sunday, national holiday or a day on which the New York Stock Exchange is closed.

          The "Closing Bid Price" shall mean, for any security as of any date, the last closing bid price for such security on the Nasdaq Stock Market as reported by Bloomberg L.P. ("Bloomberg"), or, if the Nasdaq Stock Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the NASD OTC Electronic Bulletin Board for such security as reported by Bloomberg, or, the last closing trade price of such security as reported by Bloomberg, or, if no last closing bid or trade price is reported for such security by Bloomberg, the closing bid price shall be determined by reference to the closing bid price as reported on the Principal Market. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series F Preferred Stock.

          The "Conversion Price" shall mean, as of any Conversion Date (as defined below) the lesser of: (i) 125% of the average of the Closing Bid Prices of the Common Stock during the five consecutive Trading Days ending on the Trading Day immediately preceding the Issuance Date, or (ii) 94% of the "Market Price" where the Market Price is defined as the average of the five lowest Closing Bid Prices (which Trading Days need not be consecutive) of the Common Stock during the 22 Trading Days immediately preceding the Conversion Date.

          "Effective Date" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a Registration Statement registering the resale of 200% of the number of shares of Common Stock issuable upon conversion of all of the Series F

Preferred Stock outstanding on the Trading Day immediately preceding the day such Registration Statement is filed.

          The "Issuance Date" shall mean, with respect to each share of Series F Preferred Stock, the date of issuance of the applicable share of Series F Preferred Stock.

          A "Trading Day" shall mean a day on which the Principal Market is open.

          The "Principal Market" shall mean the Nasdaq National Market, the Nasdaq Small Cap Stock Market, the American Stock Exchange, the NASD OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

     C. The holder of Series F Preferred Stock may exercise its right to convert the Series F Preferred Stock by telecopying an executed and completed notice of conversion (the "Notice of Conversion") to the Company and delivering the original Notice of Conversion and the original Series F Preferred Stock certificate to the Company by express courier. Each Business Day on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a "Conversion Date". The Company will transmit the certificates representing shares of Common Stock issuable upon conversion of the Series F Preferred Stock (together with the certificates representing the shares of Series F Preferred Stock not so converted) to the holder of the Series F Preferred Stock via express courier, by electronic transfer (if applicable) or otherwise within three Business Days after the Conversion Date if the Company has received the original Notice of Conversion and share(s) of Series F Preferred Stock being so converted by such date, and if it has not then within one Business Days after receipt of the original Notice of Conversion and share(s) of Series F Preferred Stock being converted. In addition to any other remedies which may be available to the holder of the Series F Preferred Stock, in the event that the Company fails to effect delivery of such shares of Common Stock within such three Business Day period, the holder of the Series F Preferred Stock will be entitled to revoke the Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder of the Series F Preferred Stock shall each be restored to their respective positions immediately prior to delivery of the Notice of Conversion. The Notice of Conversion and shares of Series F Preferred Stock representing those shares of Series F Preferred Stock being converted shall be delivered as follows:

                         ImaginOn, Inc.
                         1313 Laurel Street, Suite 1
                         San Carlos CA 94070
                         Attention: David M. Schwartz, President, CEO
                         Facsimile: (650) 596-9350
                         Telephone: (650) 596-9300

          or to such other address as may be communicated by the Company to the holder in writing.

     If the Common Stock issuable upon conversion of the Series F Preferred Stock is not delivered within five Business Days of the Conversion Date, the Company shall pay to the holder of the Series F Preferred Stock, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 principal amount of Series F Preferred Stock sought to be converted, $500 for each of the first ten days, and $1,000 per day thereafter that the shares of Common Stock are not delivered, which liquidated damages shall run from the sixth Business Day after the Conversion Date up until the time that either the Conversion Notice is revoked or the Common Stock is delivered, at which time such liquidated damages shall cease. Any and all payments required pursuant to this paragraph shall be payable only in cash immediately, and shall not relieve the Company of its obligation to issue shares of Common Stock due upon conversion.

     (D) The number of shares of Common Stock issuable upon the conversion of the shares of Preferred Stock and the Conversion Price shall be subject to adjustment as follows:

          (i) In case the Company shall (A) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (B) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholder a right to purchase new Common Stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (C) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (D) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (E) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the Conversion Price shall be adjusted so that the holder shall be entitled to receive after the happening of any of the events described above that number and kind of shares of Common Stock as the holders would have received had such shares of Series F Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.

          (ii) Any adjustment required to be made by this paragraph will not have to be made if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

          (iii) Whenever the Conversion Price is adjusted, as herein provided, such adjustment shall be effected (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of Series F Preferred Stock immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

     (E) In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), the holder of share(s) of Series F Preferred Stock then outstanding shall have the right thereafter to convert such share(s) only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, transfer, capital reorganization or reclassification by a holder of the number of shares of Common Stock of the Company into which such shares of Series F Preferred Stock would have been converted immediately prior to such consolidation, merger, sale, transfer, capital reorganization or reclassification, assuming such holder of Common Stock of the Company (A) is not an entity with which the Company consolidated or into which such sale or transfer was made, as the case may be ("constituent entity"), or an affiliate of the constituent entity, and (B) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Common Stock of the Company held immediately prior to such consolidation, merger, sale or transfer by other than a constituent entity or an affiliate thereof and in respect of which the Company merged into the Company or to which such rights or election shall not have been exercised ("non-electing share"), then for the purpose of this paragraph the kind and amount of securities, cash or other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a majority of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interest thereafter of the holder, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of this Debenture. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor issuer or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer shall assume, by written instrument, the obligation to deliver to the holder such shares of Common Stock, securities or assets as, in accordance with the provisions of this Certificate of Designation, such holder may be entitled to receive under this Certificate of Designation.

     (F) Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series F Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company and the Company's transfer agent, and upon the cancellation of the Series F Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series F Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series F Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series F Preferred Stock into Common Stock.

     (G) The Company shall not issue any fraction of a share of Common Stock upon any conversion. The Company shall round such fraction of a share of Common Stock up to the nearest whole share.

     (H) If some but not all of the shares of Series F Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series F Preferred Stock which were not converted.

     (I) The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon conversion of the Series F Preferred Stock.

     (J) Subject to the provisions of this Section, if the Company at any time shall issue any shares of Common Stock prior to the conversion of the entire Stated Value of the Series F Preferred Stock and dividends on such Series F Preferred Stock, otherwise than: (i) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as described in writing to the holders prior to the Issuance Date or in SEC filings made by the Company prior to the Issuance Date, or (ii) all shares reserved for issuance pursuant to the Company's existing stock option, incentive, or other similar plan, which plan and which grant is approved by the Board of Directors of the Company ((i) and (ii) collectively referred to as the "Existing Obligations"), for a consideration less than the Conversion Price set forth in the definition of Conversion Price in above (as adjusted from the date hereof (the "Fixed Conversion Price")), then, and thereafter successively upon each such issue, the Conversion Price shall, from such date forward, equal the resulting quotient of the following formula: (y) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Fixed Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any received by the Company upon such issue of additional shares of Common Stock; and (z) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. Except for the Existing Obligations and options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Company, for purposes of this adjustment, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right, or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

     (K) If a holder shall elect to convert any share or shares of Series F Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, restraining and/or enjoining conversion of all or part of said shares of Series F Preferred Stock shall have been issued.

VI.   No Reissuance of Series F Preferred Stock. No share or shares of Series F
      -----------------------------------------
Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series F Preferred Stock accordingly.

VII.  Reservation of Shares. The Company shall, so long as any share or shares
      ---------------------
of the Series F Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series F Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series F Preferred Stock are at any time convertible and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to maintain such number of shares of Common Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VIII. Restrictions and Limitations.
      ----------------------------

      A. Except as expressly provided herein or as required by law, so long as any shares of Series F Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of at least two thirds of the then outstanding shares of Series F Preferred Stock, voting as a separate class take any action that would adversely affect the rights, preferences or privileges of the holders of Series F Preferred Stock.

      B. Without limiting the generality of the preceding paragraph, the Company shall not so long as any shares of Series F Preferred Stock remain outstanding amend its Certificate of Incorporation without the approval by the holders of all of the then outstanding shares of Series F Preferred Stock if such amendment would:

          1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series F Preferred Stock;

          2. reduce the amount payable to the holders of Series F Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series F Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company,

          3. cancel or modify the conversion rights of the holders of Series F Preferred Stock provided for in Section V herein; or

          4. cancel or modify the rights of the holders of the Series F Preferred Stock provided for in this Section.

IX.  No Dilution or Impairment. The Company shall not, by amendment of its
     -------------------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series F Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series F Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series F Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series F Preferred Stock set forth herein.

X.   Notices of Record Date. In the event of:
     ----------------------

     A. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

     B. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

     C. any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series F Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which such action is to be taken.

XI.  Redemption.
     ----------

          For so long as the Company has not received a Notice of Conversion for such shares, the Company may, at its option, repay, in whole or in part, in cash, the Series F Preferred Stock at the Redemption Price (as defined below) by providing five Business Days prior written notice (the "Redemption Notice") to the holder. The Company shall wire transfer the appropriate amount of funds into an escrow account to complete the redemption which shall be on the fifth Business Day (the "Redemption Date") after the Redemption Notice was served upon the holder.

          The Redemption Notice shall set forth (i) the Redemption Date, (ii) the "Redemption Price", which shall be equal to 105% of the aggregate Stated Value of the shares of Series F Preferred Stock being redeemed, plus all accrued and unpaid interest if the Redemption Notice is served on or prior to the 180/th/ calendar day after the Issuance Date and 110% of the aggregate Stated Value of the shares of Series F Preferred Stock being redeemed, plus all accrued and unpaid interest if the Redemption Notice is served after the 180/th/ calendar day after the Issuance Date, (iii) a statement that interest on the shares of Preferred Stock being redeemed will cease to accrue on such Redemption Date, and (iv) a statement of or reference to the conversion right set forth in this Certificate of Designation (including that the right to give a notice of conversion in respect of any shares to be redeemed shall terminate on the Redemption Date). The Redemption Notice shall be irrevocable, and it shall be mailed (or sent via express courier), postage prepaid, at least five Business Days prior to the Redemption Date to the holder at its address as the same shall appear on the books of the Company. If fewer than all of the shares of Series F Preferred Stock owned by the holder are then to be redeemed, the notice shall specify the amount thereof that is to be redeemed and, if practicable, the numbers of the certificates representing such shares of Series F Preferred Stock.

          At any time up to the date immediately prior to the date the Redemption Notice was served upon the holder, the holder shall have the right to convert the shares of Series F Preferred Stock into Common Stock as more fully provided hereof. Unless so converted, at the close of business on the Redemption Date, subject to the satisfaction of each of the conditions described herein, the number of shares of Series F Preferred Stock being redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the holders of the Series F Preferred Stock, including the right to conversion shall cease without further action. Immediately following the Redemption Date, provided that the Company has satisfied each of the conditions set forth herein, the holder shall surrender its original shares of Series F Preferred Stock at the office of the Company, and the Company shall issue to the holder a new certificate for the shares of Series F Preferred Stock that remains outstanding, if any.

          The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price under the terms hereof in the event of any stock dividend, stock split, combination of shares or similar event.

          The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure hereunder unless it has:

               (i) the full amount of the Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution;

               (ii) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution; or

               (iii) a combination of the items set forth in (a) and (b) above, aggregating the full amount of the Redemption Price.

          Upon delivery of the Redemption Notice, the Company and the holder shall agree on reasonable arrangements for a closing of the redemption of the Series F Preferred Stock.

          If the Company does not wire transfer the appropriate amount of funds into the escrow account on or before the Redemption Date, or shall otherwise fail to comply with the redemption provisions set forth herein, then it shall have waived its right to redeem the shares of Series F Preferred Stock at any time, and the holder may utilize its conversion right granted hereunder.

          Subject to the receipt by the holders of the Series F Preferred Stock being redeemed of the wire transfer of the Redemption Price as described above, each share of Series F Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series F Preferred Stock, including the right to conversion shall cease without further action.

XII.  4.99% Limitation. The number of shares of Common Stock which may be
      ----------------
acquired by any holder pursuant to the terms herein shall not exceed the number of such shares which, when aggregated with all other shares of Common Stock then owned by such holder, would result in such holder owning more than 4.99% of the then issued and outstanding Common Stock at any one time. The preceding shall not interfere with any holder's right to convert any share or shares of Series F Preferred Stock over time which in the aggregate totals more than 4.99% of the then outstanding shares of Common Stock so long as such holder does not own more than 4.99% of the then outstanding Common Stock at any given time.

XIII. Rank. The Series F Preferred Stock shall rank (i) prior to the Common
      ----
Stock; (ii) prior to any class or series of capital stock of the Company hereafter created other than "Pari Passu Securities"; and (iii) pari passu with any series or class of capital stock of the Company hereafter created specifically ranking on parity with the Series F Preferred Stock.

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

          IN WITNESS WHEREOF, I have subscribed my name this 4th day of May, 1999.

                              ImaginOn, Inc.


                              By:__________________________________
                                   David M. Schwartz, President and CEO

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